The Guardian Insurance & Annuity Company, Inc.

             (A Stock Company Incorporated in the State of Delaware)
          Home Office: 100 West 10th Street, Wilmington, Delaware 19801
        Executive Office: 201 Park Avenue South, New York, New York 10003

                          Annuitant

                    Contract Number

                      Date of Issue

                       Age at Issue

The Guardian Insurance & Annuity Company, Inc. (herein called the Company) will pay the benefits provided by this contract according to its provisions.

                        Checked by                           /s/ Leo R. Futia
                                                             President

Individual Deferred Variable Annuity Contract - Flexible Premiums.

Benefits depend, among other things, on the number and value of Accumulation Units, the Annuity Payout Option selected, and the age and sex of the Annuitant.

Not eligible for dividends.

See Table of Contents on back cover.

PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO AMOUNT

                     (THIS PAGE LEFT BLANK FOR ENDORSEMENTS)

1.    General Definitions--As used in this Contract, the term:

      (a) "Accumulation Value" means the value of all the Accumulation Units credited to this contract;

      (b) "Accumulation Unit" means a unit of measurement used to determine the value of the Owner's interest under the contract before annuity payments begin;

      (c) "Annuity Unit" means a unit used to determine the amount of each variable annuity payment after the first;

      (d) "Contract Year" means the twelve month period starting with the date of contract issue or each succeeding twelve month period thereafter;

      (e) "Fund(s)" means mutual fund(s) available under this contract for selection by the Owner to be the underlying Separate Account investment medium upon which the value of the contract and the amount of variable annuity payments thereunder are determined;

      (f) "Premium" means an amount paid to the Company under this contract as a consideration for the benefits described herein;

      (g) "Net Premium" means the gross amount of a Premium less any applicable premium taxes;

      (h) "Retirement Date" is the date shown on page 3 or any other date chosen in accordance with Section 10;

      (i) "Separate Account" means a segregated investment account entitled "The Guardian Separate Account A", established by the Company pursuant to applicable law and registered as a unit investment trust under the Investment Company Act of 1940, as amended;

      (j) "Separate Account Division" means a Division of the Separate Account, the assets of which consist of shares of a specified Fund. Each of the Separate Account Divisions contains two subdivisions for measuring the funding results of contract accumulations and annuity payments. One subdivision is for contracts issued under tax qualified plans and the other for contracts issued under non-tax qualified plans. Each of the subdivisions will have its own identified values;

      (k) "Valuation Date" means the date on which the accumulation unit value and annuity unit value of the Separate Account Divisions (and subdivisions) are determined (valuations are made daily);

      (l)   "Valuation Period" means the period between two Valuation Dates;

      (m) "Variable Annuity" means a contract under which the Company promises to pay to the Annuitant or other properly designated payee one or more payments which vary in amount in accordance with the net investment experience of the applicable subdivision(s) of the Separate Account Division selected by the Contract Owner to measure the value of the contract.

2. Separate Account and Funds--The net premium accepted by the Company hereunder will be allocated to the subdivision(s) of the Separate Account Division(s) which has been selected in writing by the Owner to measure the value of this contract. The applicable subdivision will be determined by the Federal tax status of the retirement plan under which the contract has been issued. The net premium will be used by the Company to purchase Fund shares applicable to the selected Separate Account Division at their net asset value. The Company shall be the owner of all Fund shares purchased with the net premium. No person having the right to receive any payments hereunder shall be entitled to receive the Fund shares allocated to any Separate Account Division. All Fund shares purchased by the Company and allocated to the Separate Account Divisions will be held for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts, the owners of which have selected such Separate Account Division to measure the contract value. The income, if any, and gains or losses, realized or unrealized, on the amounts invested in the Fund shares are allocated to the specified Division for such Fund and will be credited to or charged against the amounts so allocated to such Division without regard to the other income, gains or losses on the assets allocated to any other Separate Account Division. No Separate Account Division shall be chargeable with the liabilities arising out of the business conducted by any other Separate Account Division; nor, shall the Separate Account as a whole be chargeable with the liabilities arising out of any other business that the Company may conduct. All dividends and capital gains distributions received from a Fund by the Company are reinvested in such Fund shares at their net asset value and allocated to the appropriate subdivision of the applicable Separate Account Division.

      Voting Rights and Reports--Fund shares held in a Separate Account Division which are attributable to either Accumulation Units or Annuity Units maintained under this contract shall be voted at meetings of the Fund pursuant to instructions received from the person having the voting interest in such shares. The number of Fund shares attributable to this Contract will be determined by the Company as of a date not more than 90 days prior to the meeting of the Fund and voting instructions will be solicited by written communication at least ten days prior to such meeting.

      (a) For Accumulation Units maintained under this contract, the number of Fund shares attributable thereto is determined by dividing the Accumulation Value by the net asset value of one Fund share. The person having the voting interest therein shall be the Owner.

      (b) For Annuity Units maintained under this contract, the number of Fund shares attributable thereto is determined by dividing the reserve for such Annuity Units, as determined by the Company, by the net asset value of one Fund share. The person having the voting interest therein shall be the Owner.

            All Fund proxy material will be mailed to the last known address of each such person having a voting interest together with an appropriate form which may be used to give voting instructions with respect to the number of Fund shares he or she is entitled to vote.

            Fund shares held in a Separate Account Division under this contract as to which no timely voting instructions are received will be voted in proportion to the instructions received from all persons having an interest in such Separate Account Division pursuant to a Company issued variable annuity contract who do furnish timely instructions to the Company.

      Substituted Securities--If shares of a Fund(s) should not be available or if, in the judgment of the Company, further investment in such shares is no longer appropriate in view of the purposes of the Separate Account, there may be substituted therefor, subject to the approval of the Securities and Exchange Commission, shares of other registered open end investment companies, or amounts credited to the Separate Account after a date specified by the Company may be applied to the purchase of shares of other registered open end investment companies in lieu of shares of the Fund(s).

3. Payments To The Company--The Premium shown on page 3 is payable on or prior to the date of issue and only at the Company's Executive Office.

            Additional Premiums--In addition to the payment specified on page 3, the Company will accept at any time after the date of issue, but not later than the Retirement Date, additional premiums, provided each such premium is not less than $100. However, if the contracts are purchased by or in connection with an employer sponsored plan or through employee payroll deductions, the minimum amount the Company will accept as a purchase payment is $50. The aggregate of such additional premiums in any Contract year after the first may not exceed ten (10) times the amount of the aggregate payments made in the first contract year or $100,000, whichever is less, except with the specific consent of the Company.

            Net Premiums--The Company will apply Net Premiums in accordance with the designated percentage allocation specified in the Application or subsequent written notice filed with the Company to provide Accumulation Units of one or more subdivisions of Separate Account Division(s). The number of Accumulation Units for each subdivision of a Separate Account Division will be determined by multiplying a Net Premium by the percentage thereof to be allocated to the specified subdivision and then dividing the amount by the dollar value of one Accumulation Unit of the specified subdivision as of the Valuation Period during which the Premium is received at the Company's Executive Office. The dollar value of each Accumulation Unit may vary from one Valuation Period to the next Valuation Period and will depend on the investment experience of the selected subdivision of the Separate Account Division.

4. Accumulation Unit Value--The value of the Accumulation Unit for each subdivision of a Separate Account Division was established at $10.00 as of the date on which the first Fund shares were purchased by the Company for that subdivision. For any particular Valuation Period thereafter, the Accumulation Unit Value is redetermined and is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the Net Investment Factor for the current Valuation Period.

5. Net Investment Factor--The Company assesses a daily charge of .000027 of the value of the assets allocated to each subdivision of the Separate Account Divisions (.01 on an annual basis which is approximately .0065 for mortality risk and .0035 for expense risk) for its assumption of mortality and expense risks under the contract. (See Section 16 for an explanation of these guarantees.) The mechanism whereby this deduction is made is described as follows: for each subdivision of a Separate Account
      Division, the Net Investment Factor is determined by dividing the sum of:

      (a) the net asset value of a Fund share determined as of the end of the current Valuation Period, and

      (b) the per-share amount of any dividend and other distribution made by the Fund during the current Valuation Period.

      by the net asset value of a Fund share determined as of the end of the immediately preceding Valuation Period, and subtracting from this result
      (i) any applicable taxes, and (ii) a mortality and expense risk charge at the effective annual rate of 1%. Such charge is made in return for the Company's assumption of the risk that annuity payments may continue for a longer period than anticipated and that charges for sales and administration expenses may not be sufficient to cover the actual cost of these items. The net asset value of a Fund share is determined by the Fund or its agent and, as calculated, is reported to the Company. Since the Net Investment Factor is related to the investment experience of a Fund and this in turn is determined by changes in value of securities owned by a Fund, it may be less than 1.00 and, therefore, the value of an accumulation unit may decrease.

6. Change of Separate Account Division--The Owner may elect to transfer all or any portion of the Accumulation Units credited under the contract (if the election takes place prior to the Retirement Date), or all or any portion of his or her Annuity Units credited under the Contract (should the election take place after the Retirement Date), from an existing subdivision of a Separate Account Division to one or more of the other Separate Account Divisions subdivision(s). A transfer after the Retirement Date can be made only as of December 31st of any year and no further transfer(s) can be made until the next following December 31st. If the transfer is made before the Retirement Date, the number of Accumulation Units credited under this Contract in the newly elected subdivision(s) will be equal to the dollar value of the amount transferred divided by the current value of one Accumulation Unit in the newly elected subdivision(s). If the transfer is made after the Retirement Date, the number of new Annuity Units credited in the newly elected subdivision is determined by first calculating the product obtained by multiplying the number of Annuity Units for each subdivision prior to the transfer by the value of one such Unit per subdivision, then dividing such product by the value of one Annuity Unit in the newly elected subdivision(s).

            The Company reserves the right to limit the transfer of Accumulation Units to once per month.

7. Nonforfeiture Provision--Prior to the Retirement Date, the Owner may withdraw all or part of the Accumulation Value of this Contract. No partial withdrawal may be made which reduces the remaining Accumulation Value of the Contract to under $250. If such withdrawal reduces the Accumulation Value to under $250, the total balance of the Contract withdrawal value will be paid to the Owner and the Contract will be cancelled. The amount of any withdrawal payment will be reduced by any applicable premium taxes and surrender charges. All withdrawal payments will be made by the Company within seven days after the date that a written request in a form satisfactory to the Company is received by the Company at its Executive Office, except to the extent that the Company is permitted to defer the date of payment in accordance with applicable provisions of the Investment Company Act of 1940, as amended. The withdrawal value will be determined as of the Valuation Date coincident with or next following the date that the proper written request therefor is received by the Company.

8. Surrender Charges--Certain amounts withdrawn from the Contract will be subject to a surrender charge. Such charge will be the lesser of (a) 5% of the total premiums paid during the 72 months immediately preceding the date of withdrawal, or (b) 5% of the amount being withdrawn. However, in any contract year after the first 10% of the total premiums paid under the Contract in the last 72 months immediately preceding the date of withdrawal can be withdrawn without application of the charge.

            The maximum amount of Surrender charges during the 72 months immediately preceding the date of withdrawal will never exceed 5% of the total premiums paid during such period.

9. Administration Expense--On each anniversary of the Date of Issue of this Contract which is prior to the Retirement Date, the Company will deduct an administrative charge of $35.00 from the value of the Accumulation Units allocated to the contract. If the allocation is made to more than one subdivision of a Separate Account Division, the deduction will be made proportionately. The deduction is made upon surrender of the Contract prior to the anniversary date.

10.   Retirement Options

      Change of Retirement Date--Upon written request by the Owner received by the Company at least 60 days prior to the Retirement Date, the Retirement Date may be changed to any date which is not later than the Annuitant's 85th birthday, unless a different time is agreed to by the Company in writing.

            Change of Retirement Annuity Form--During the Annuitant's lifetime, and prior to the time annuity payments begin, the Owner may change the form of the Retirement Annuity otherwise provided in the contract to one of the different Retirement Annuity Payout Option(s) described in Section 12 by filing written notice of the change with the Company at least 60 days before the Retirement Date. The amount which will be applied to provide the selected Retirement Annuity Payout Option will be the Accumulation Value less any applicable premium taxes and prior withdrawals. The payee under any selected Retirement Option shall be the Owner or any other payee designated by the Owner during the Annuitant's lifetime in writing and received by the Company. The Owner may, by written notice received by the Company during the Annuitant's lifetime, change a previously designated payee to another payee.

11. Payments after the Annuitant's Death--In the event of the Annuitant's death on or before the Retirement Date, the Company, promptly after receipt in writing at its Executive Office of due proof of such death, will pay to the Beneficiary (or will apply under an Annuity Settlement Option as stated in Section 12 if the Beneficiary is a natural person) a death payment. If such death occurs prior to the Annuitant's attainment of age 65 and before the Retirement Date, the death payment will be equal to the Accumulation Value of the Contract (the value of all the Accumulation Units credited to this Contract excluding the value of any Accumulation Units previously withdrawn) or the premiums paid (reduced by any prior withdrawals) made to the Company under this Contract, whichever is greater. If such death occurs after the Annuitant's attainment of age 65 and before the Retirement Date, the death payment will be equal to the Accumulation Value. In all cases the Accumulation Value is determined as of the Valuation Period by the end of which the Company shall have received due proof of death.

            If an election of an Annuity Payout Option with respect to the death payment is in effect at the time of the Annuitant's death, such death payment will be applied under such Option, after deducting an amount determined by the Company to be the appropriate charge for any applicable taxes on annuity considerations, to the extent not previously deducted by the Company in determining Net Premiums under this Contract.

12. Annuity Payout Options (Retirement or Settlement)--The Annuity Payout Options are available under this Contract as Retirement Options or as Settlement Options. In addition to the following specified options of this Contract, the Owner (or the Beneficiary, if applicable) may also choose from any other options available from the Company at the time benefit payments are to begin. If an Annuity Payout Option is elected as a Retirement Option, then the "Annuitant" referred to in such Option is the person named as such on the Specifications Page of this Contract. If an Annuity Payout Option is elected as a Settlement Option, then the "Annuitant" referred to under the Annuity Payout Option is the Beneficiary or Beneficiaries in accordance with the provisions of Section 11. If Option 3 is chosen, the Owner, during the Annuitant's lifetime, (or the Beneficiary, if applicable) must also select a Joint Annuitant. The Annuity Payout Options are:

            Option 1--Life Annuity with No Refund--A monthly annuity payable throughout the lifetime of the Annuitant ceasing with the last installment prior to the death of the Annuitant.

            Option 2--Life Annuity with 120 Monthly Payments Certain--An annuity payable monthly during the lifetime of the Annuitant with the provision that if, at the death of the Annuitant, payments have been made for less than 120 months as elected, annuity payments will be continued during the remainder of such period to the Beneficiary designated by the Owner. The Beneficiary at any time may elect to redeem in whole or in part the commuted value of the current dollar amount of the then remaining number of certain annuity payments. If the Beneficiary dies while receiving annuity payments, the commuted value of the current dollar amount of the remaining number of certain annuity payments, if any, shall be paid in one sum to the estate of the Beneficiary.

            Option 3--Joint and Two-Thirds Survivor Annuity--A monthly annuity payable throughout the joint lifetime of the Annuitant and the Joint Annuitant with two-thirds of the number of Annuity Units in effect during such joint lifetime continuing for life to the survivor upon the death of either Annuitant.

            The amount of the first installment for Options 1 through 3 above will be determined in accordance with Section 15 and the subsequent installments shall be determined in accordance with Section 16.

      General Provisions--The minimum amount of proceeds which may be applied under any Annuity Payout Option for any payee shall be $2,000; proceeds of a smaller amount due any Annuitant will be paid in one sum. If at any time the installment payments to any Annuitant under an Annuity Payout Option are or become less than $20 each, the Company shall have the right to change the frequency of payment to such intervals as will result in payments of at least $20.

            Annuity Payout Options are based on the sex and age nearest birthday of the Annuitant(s) as of the date such benefits are to start. Satisfactory proof of the age and sex of such Annuitant(s) is required.

            Except with the consent of the Company, these Annuity Payout Options shall not be available with respect to any part of the proceeds payable to an assignee or to other than a natural person entitled to receive proceeds in his or her own right.

            Neither the Owner nor any other person receiving payments under this contract, whether under an Annuity Payout Option or otherwise, shall have the right to assign, encumber or alienate any of the payments under an Annuity Payout Option. The Annuitant may make no change in the manner of payout except as provided in the election.

            To the extent permitted by law, neither the proceeds nor the payments under any Annuity Payout Option shall be subject to encumbrance and, to the extent permitted by law, shall not be subject to claims of creditors or legal process.

            At the time of the Annuitant's death after payments have commenced under an Annuity Payout Option, and if no Beneficiary has been previously designated, the then present value of the current dollar amount of any unpaid installments certain then due under Option 2 shall be paid in one sum to the executors or administrators of the estate of the Annuitant unless other provisions shall have been specified in the Annuity Payout election and approved by the Company. Present values will be based on a net investment rate of 4% per annum.

13. Change of Beneficiary or Frequency of Payment of Proceeds--While this Contract is in force the Owner, subject to the terms of any existing assignment, may change the previously designated Beneficiary or Beneficiaries or may change the frequency of the annuity payments being made under the Contract to any different annuity payment frequency upon which the Owner and the Company may agree, by filing; at the Executive Office of the Company a written request therefor which is satisfactory to the Company. Such change, either in Beneficiary(ies) or in the frequency of annuity payments, shall take effect when so filed. If any designated Beneficiary predeceases the Annuitant, the interest of that Beneficiary shall pass to the designated surviving Beneficiary or, if more than one Beneficiary survives the Annuitant, such interest shall pass to such surviving Beneficiaries in proportion to their respective interests, unless otherwise previously specified by the Owner. If no designated Beneficiary survives the Annuitant and no other designation is provided, the proceeds of this Contract shall be payable in one sum to the Owner, if he or she survives the Annuitant; otherwise, to the executors or administrators of the Owner's estate.

14. Annuity Unit Values--The value of an annuity unit is determined independently for each subdivision of a Separate Account Division. With respect to a particular subdivision, the value of an annuity unit was established at $1.00 as of the date Fund shares were first purchased for the Separate Account Division. For any valuation period thereafter the value of an annuity unit is recalculated and is equal to the value for the immediately preceding valuation period multiplied by the annuity change factor for the current valuation period. The annuity unit value for a valuation period is the value determined as of the end of such period. The annuity change factor is equal to the net investment factor for the same valuation period adjusted to neutralize the assumed investment return used in determining the amounts of annuity payable. The assumed investment return is 4% per year. The dollar amount of any monthly payment due after the first monthly payment under a variable annuity option will be determined by multiplying the number of annuity units by the value of an annuity unit for the valuation period ending ten days prior to the valuation period in which the monthly payment is due.

            The valuation of all assets in the Separate Account shall be determined in accordance with the provisions of applicable laws, rules and regulations. The method of determination by the Company of the value of an Annuity Unit and of an Accumulation Unit will be conclusive upon the Owner, any assignee, the Annuitant and any Beneficiary.

15. Determination of the First Annuity Payment--At the time annuity payments begin, the value of the Owners account is determined by multiplying the accumulation unit value on the valuation date 10 days before the date the first annuity payment is due by the number of accumulation units credited to the Owner's account as of the date the first annuity payment is due, less applicable premium taxes not previously deducted.

            The Tables below indicate the dollar amount of the first monthly payment which can be purchased with each $1,000 of value accumulated under the Contract. The amount depends on the Annuity Payout Option, the sex and the nearest age of the Annuitant on the date the first annuity payment is due. Amounts shown in the Tables are based on the Sex Distinct 1971 Individual Annuity Mortality Table, set back 5 years for males and 7 years for females, with interest at the rate of 4% per annum. The first annuity payment is determined by multiplying the applicable benefit per $1,000 of value shown in the Tables by the number of thousands of dollars of value accumulated under the Contract. The amount of the first monthly payment for ages or combination of ages not shown and for other options will be quoted upon request.

16. Determination of the Amount of Annuity Payments After the First--The amount of the second and subsequent annuity payments is determined by multiplying the number of annuity units by the appropriate annuity unit value as of the valuation date 10 days prior to the day such payment is due. The number of annuity units under a Contract is determined by dividing the first monthly payment by the value of the appropriate annuity unit on the date of such payment This number of annuity units remains fixed during the annuity payment period, provided no Change of Separate Account Division is made. The Company guarantees that the dollar amount of each installment after the first shall not be adversely affected by the actual expenses which it incurs for administration of the contract or by variations in mortality experience from the mortality assumptions on which the first installment is based.

      DOLLAR AMOUNT OF THE FIRST MONTHLY ANNUITY PAYMENT WHICH IS PURCHASED
                      WITH EACH $1,000 OF PROCEEDS APPLIED

         Options 1 & 2--Life Income          Option 3--Joint and 2/3rds Survivor Life Income
                                                       Male and Female Annuitants
--------------------------------------------------------------------------------------------
   Nearest                                     Nearest     Nearest Age of Female Annuitant
   Age of          Option         Option       Age of         at Date of First Payment
  Annuitant           1              2          Male
 At Date Of       No Period      10 Years     Annuitant  -----------------------------------
First Payment      Certain        Certain      At Date     Age        Age              Age
                ---------------------------    Of First  10 Years   5 Years   Same   5 Years
                MALE  FEMALE   MALE  FEMALE    Payment     Less       Less    Age     Older
     40        $4.17   $3.90  $4.15   $3.89      40       $3.81      $3.86   $3.93    $4.01
     45         4.40    4.06   4.38    4.05      45        3.94       4.01    4.10     4.20
     50         4.70    4.26   4.66    4.25      50        4.10       4.20    4.31     4.45
     51         4.77    4.31   4.72    4.29      51        4.14       4.24    4.36     4.50
     52         4.85    4.36   4.79    4.34      52        4.18       4.29    4.42     4.56
     53         4.92    4.41   4.86    4.39      53        4.22       4.34    4.47     4.63
     54         5.00    4.46   4.93    4.44      54        4.27       4.39    4.53     4.70
     55         5.09    4.52   5.01    4.50      55        4.31       4.44    4.59     4.77
     56         5.17    4.59   5.08    4.56      56        4.36       4.49    4.65     4.84
     57         5.27    4.65   5.17    4.62      57        4.41       4.55    4.72     4.92
     58         5.36    4.72   5.25    4.69      58        4.46       4.61    4.79     5.00
     59         5.47    4.80   5.34    4.76      59        4.52       4.68    4.87     5.09
     60         5.57    4.87   5.43    4.83      60        4.57       4.74    4.95     5.18
     61         5.68    4.96   5.53    4.91      61        4.63       4.82    5.03     5.28
     62         5.80    5.05   5.63    4.99      62        4.70       4.89    5.12     5.38
     63         5.93    5.14   5.73    5.07      63        4.77       4.97    5.21     5.49
     64         6.06    5.24   5.84    5.16      64        4.84       5.06    5.31     5.61
     65         6.20    5.34   5.96    5.25      65        4.91       5.14    5.42     5.73
     66         6.35    5.45   6.08    5.35      66        4.99       5.24    5.53     5.87
     67         6.51    5.56   6.21    5.45      67        5.08       5.34    5.65     6.01
     68         6.69    5.69   6.34    5.56      68        5.16       5.45    5.77     6.16
     69         6.87    5.82   6.48    5.68      69        5.26       5.56    5.91     6.33
     70         7.07    5.96   6.62    5.80      70        5.36       5.68    6.05     6.51
     71         7.28    6.11   6.77    5.93      71        5.47       5.81    6.21     6.70
     72         7.51    6.27   6.93    6.07      72        5.58       5.94    6.38     6.91
     73         7.75    6.45   7.09    6.22      73        5.70       6.09    6.56     7.13
     74         8.01    6.64   7.26    6.37      74        5.83       6.24    6.75     7.38
     75         8.30    6.85   7.43    6.54      75        5.96       6.41    6.96     7.64
     76         8.60    7.08   7.60    6.71      76        6.11       6.58    7.19     7.92
     77         8.93    7.33   7.78    6.89      77        6.26       6.78    7.44     8.23
     78         9.28    7.60   7.96    7.08      78        6.42       6.98    7.70     8.57
     79         9.67    7.90   8.14    7.28      79        6.60       7.21    7.99     8.93
     80        10.08    8.22   8.32    7.48      80        6.78       7.45    8.31     9.32
     81        10.53    8.57   8.50    7.68      81        6.98       7.72    8.65     9.75
     82        11.02    8.95   8.67    7.89      82        7.20       8.00    9.02    10.22
     83        11.54    9.37   8.84    8.10      83        7.43       8.31    9.42    10.72
     84        12.12    9.82   9.01    8.30      84        7.68       8.65    9.86    11.27
     85        12.74   10.32   9.16    8.50      85        7.96       9.01   10.34    11.87

17. The Contract--This Contract and the Application therefor constitutes the entire Contract. All statements made by the Owner or Annuitant or on his or her behalf shall be deemed representations and not warranties, and no such statement shall be used in defense of a claim under this Contract unless it is contained in the Application and a copy of the Application is attached to this document when issued.

18. Control--The Owner may, during the lifetime of the Annuitant and without the consent of any Contingent Owner or Beneficiary, assign or surrender this Contract, amend or modify it with the written consent of the Company, and exercise, receive and enjoy every other right benefit and privilege contained in this Contract.

19. Modification of Contract--Only the President, a Vice President or a Secretary of the Company has power on behalf of the Company to change, modify or waive any provisions of this Contract. Any such action must be in writing. The Company shall not be bound by any promise or representation heretofore or hereafter made by or to any agent or person other than as specified above. The Company may at any time make any change in this Contract to the extent that such change is required in order to make this Contract conform with any law or any regulation issued by any governmental agency to which the Company is subject.

20. Incontestability--This Contract will be incontestable from the Date of Issue.

21. Misstatement of Age or Sex--If the age or sex of the Annuitant has been misstated, any amount payable shall be that which the premiums paid would have purchased at the correct age and sex. Overpayments by the Company because of such misstatement, with interest at 6% a year, compounded annually, will be charged against benefits falling due after the adjustment. Underpayment by the Company because of such misstatement with interest at 6% a year, compounded annually, will be paid by the Company immediately.

22. Assignment--No assignment of this Contract shall be binding on the Company unless it is in writing and until it is filed with the Company at its Executive Office. The Company will assume no responsibility for the validity or sufficiency of any assignment. Unless otherwise provided in the assignment, the interest of any revocable Beneficiary shall be subordinate to the interest of any assignee, whether the assignment was made before or after the designation of Beneficiary, and the assignee shall receive any sum payable to the extent of his interest.

23. Settlement--Any payment by the Company under this Contract is payable at its Executive Office. The Company reserves the right to require surrender of the Contract prior to payment of death proceeds or amounts withdrawn.

24. Proof of Age and Survival--The Company has the right to require satisfactory proof of age of the payee or payees and that a payee is living when a payment is contingent upon the payee's survival.

25. Nonparticipating--This Contract is not eligible for dividends and will not share in the surplus earnings of the Company.

26. Ownership of the Assets--The Company shall have exclusive and absolute ownership and control of its assets, including all assets allocated to the Separate Account.

27. Nontransferability of Ownership--Provided this Contract is issued in conjunction with a retirement plan qualified under the Internal Revenue Code, and notwithstanding any other provisions of this Contract, the Owner may not change the ownership of this Contract nor may this Contract be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company, unless the Owner is the trustee of an employee trust qualified under the Internal Revenue Code, the custodian of a custodial account treated as such or the employer under a qualified nontrusteed pension plan.

28. Communications--All reports, notices and elections which are to be furnished to the Company pursuant to the terms of this Contract shall be given in writing and shall be filed with the Company at its Executive Office. The Company shall not be affected by any report, election or notice or be deemed to have received any premium payment until such report, election, notice or premium payment is received at the Executive Office and shall not be prejudiced by any payments made by it on the basis of a prior report or notice prior to the date which is seven days after receipt of the subsequent report or notice.

29. Reports to Owner--The Company will send to the Owner at least annually statements which will include, as of a date not more than two months prior to the date of the statement, the Accumulation Value of this contract. No statements will be sent after the commencement of annuity payments.

            Appropriate statements will also be sent at least semi-annually containing such information as may be required by applicable laws, rules, and regulations.


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                                       13

NOTICE

      Please read your Contract, including the copy of the application which is attached, promptly upon its receipt

Do not fail to notify the Company when there is any change in your address. When writing to the Company, give the Contract Number and state clearly Name, Residence, City, and State.

            The Guardian Insurance & Annuity Company Inc.
            Home Office: 100 West 10th Street, Wilmington, Delaware 19801 Executive Office: 201 Park Avenue South, New York, New York 10003

                                TABLE OF CONTENTS

                                                                          Page

Contract Specifications                                                     3

1.  General Definitions                                                     5

2.  Separate Account and Funds                                              5

      Voting Rights and Reports                                             5

      Substituted Securities                                                5

3.  Payments to the Company                                                 6

      Additional Premiums                                                   6

      Net Premiums                                                          6

4.  Accumulation Unit Value                                                 6

5.  Net Investment Factor                                                   6

6.  Change of Separate Account Division                                     6

7.  Nonforfeiture Provision                                                 6

8.  Surrender Charges                                                       7

9.  Administration Expense                                                  7

10. Retirement Options                                                      7

11. Payments After the Annuitant's Death                                    7

12. Annuity Payout Options (Retirement or Settlement)                       7

      General Provisions                                                    7

13. Change of Beneficiary or Frequency of Payment of Proceeds               8

14. Annuity Unit Values                                                     8

15. Determination of the First Annuity Payment                              8

16. Determination of die Amount of Annuity Payments After the First         8

17. The Contract                                                           10

18. Control                                                                10

19. Modification of Contract                                               10

20. Incontestability                                                       10

21. Misstatement of Age or Sex                                             10

22. Assignment                                                             10

23. Settlement                                                             10

24. Proof of Age and Survival                                              10

25. Nonparticipating                                                       10

26. Ownership of the Assets                                                10

27. Nontransferability of Ownership                                        10

28. Communications                                                         10

29. Reports to Owner                                                       10


            Individual Deferred Variable Annuity Contract--Flexible Premiums Benefits depend, among other things, on the number and value of Accumulation Units, the Annuity Payout Option selected, and the age and sex of the Annuitant.
            Not eligible for dividends.
            PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO AMOUNT.


                                       14